Exhibit 99.1

NEWS RELEASE	Nov 13, 2008

FSI ANNOUNCES RECORD THIRD QUARTER AND 9 MONTH FINANCIAL RESULTS
Conference call scheduled for Friday Nov. 14th, 11:00am Eastern time, 8:00am Pacific Time
See dial in number below

VICTORIA, BRITISH COLUMBIA, Nov 13, 2008 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology, as well as anti-scalant and crop nutrient enhancement products, today announces financial results for the Third quarter (Q3) ended Sept. 30, 2008.

Mr. Daniel B. O’Brien, CEO, states, “Historically, these are the largest sales and profit numbers produced by FSI for any 9 month period. This is also the largest sales number produced in a third quarter and the first positive net income third quarter for FSI in the history of the Company. The higher than expected numbers were largely the result of increased oil field, detergent and agricultural product sales.”

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Sales in the third quarter (Q3), were $2,097,351, up more than 60% when compared to sales of $1,297,425, in the corresponding period a year ago. The result was a GAAP accounting net income of $144,429, or $0.01 per basic weighted average shares for Q3, 2008, compared with a net loss of $305,962, or $0.02 per basic weighted average share, in Q3, 2007. Nine month sales rose to $8,518,441 in the current year from $5,730,432 in 2007. Nine month net income rose to $802,226, or $0.06 per weighted average share, in the current year, up from a net loss of $400,656, or $0.03, during the same period of 2007.

●	Basic weighted average shares used in computing per share amounts in Q3 were 14,057,467 for 2008 and 14,157,467 for 2007.

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Non-GAAP operating cash flow:  For the 9 months ending Sept. 30, 2008, net income reflects $589,530 of non-cash charges (depreciation and stock option expenses), $2,405 of interest income, a $29,026 loss on sale of equipment, a $41,440 write down on sale of equipment and, $437,114 in new factory construction and development costs. These items are either non-cash items or items not related to operations or current operating activities. When these items are removed, the Company shows operating cash flow of $1,896,931, or $0.13 per weighted average share. This compares with operating cash flow of $221,746, or $0.02 per share, in the corresponding 9 months of 2007 (see the table that follows for details of these calculations).

The sugar to aspartic acid factory in Alberta, Canada continues to progress. A minor delay in the arrival certain critical equipment has pushed the completion date into the next quarter. The equipment was expected to arrive in October however it will not arrive until January. Sales, growth and operations for FSI, are not affected by this delay and the plant remains on budget.

Heatsavr sales continue to grow as a result of not only higher energy costs, but also higher water costs. Heatsavr reduces energy costs by reducing evaporation of warm pool water. As a result of sales growth the Heatsavr brand is gaining end user recognition.

The NanoChem division continues to contribute substantially to sales and cash flow and, new opportunities are unfolding to further increase sales in this division. NanoChem sales have been less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions. This has lead to less volatility in total revenue figures quarter over quarter. However, in the future, Q1 and Q2 sales may be much larger than sales in Q3 and Q4. This is largely due to potential growth in agricultural product sales (sales which tend to occur mostly in Q1 and Q2).

* CEO, Dan O’Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Friday Nov. 14th to discuss the financials. Call 1 877 856 1968 (or 1 719 325 4780). The confirmation code 6380940 may be requested *

(TABLE FOLLOWS)

The above information and following table contains supplemental information regarding income and cash flow from operations for the 3 & 9 months respectively ended Sept 30, 2008 and 2007. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the non-GAAP financial measures is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statement of Operations
For 3 Months Ended Sept. 30 (9 Months Operating Cash Flow)
(Unaudited)

	3 months ended Sept. 30
	2008		2007
Revenue	$2,097,351		$1,297,425
Net income (loss) GAAP	$144,429		$(305,962)
Net income (loss) per common share – basic. GAAP	$0.01		$(0.02)
3 month weighted average shares used in computing per share amounts – basic. GAAP	14,057,567		14,157,567

	9 month Operating Cash Flow Ended Sept. 30
Operating Cash flow (9 months). NON-GAAP	$1,389,351	a	$402,137	a
Operating Cash flow excluding non-operating items and items not related to current operations (9 months). NON-GAAP	$1,896,931	b	$221,746	c
Operating Cash flow per share excluding non-operating items and items not related to current operations (9 months) – basic. NON-GAAP	$0.13	b	$0.02	c
Non-cash Adjustments (9 month)	$589,530	d	$806,189	d
9 month basic weighted average shares used in computing per share amounts – basic GAAP	14,057,567		13,656,633

a	NON-GAAP amounts exclude certain non-cash items; depreciation, stock option expenses and interest income. This is a 9 month number as per financials.
b
NON-GAAP amounts exclude certain non-cash items and items not related to operations or current operating activities; depreciation, stock option expense and interest income ($591,935), Loss on sale of equipment ($29,026), Write down of equipment ($41,440) and, New factory construction costs ($437,114).

c
NON-GAAP amounts exclude certain non-cash items and items not related to operations or current operating activities; Depreciation, stock option expense and interest income ($809,585) and, other income and expenses (net gain from sale of property ($195,442 less $15,051)

d	Amount represents depreciation and stock option expenses.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA

Contact	Flexible Solutions International – Head Office Jason Bloom Tel: 250-477-9969 Tel: 800.661.3560 Email: Info@flexiblesolutions.com
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